Exhibit 10.28

Credit Type	Number	Deputy Branch Manager	Team Head	Team Member

LOAN AGREEMENT

Borrower: MEMC Korea Company

Stamp Duty: Three Hundred Fifty Thousand Korean Won (KRW 350,000)

Affix Revenue Stamp Here

Attach reverse side of electronic revenue stamp

LOAN AGREEMENT

Total Loan Amount: Ten Billion Korean Won (KRW 10,000,000,000)

【Details of Loan】

1. Korean Won Loan Amount Industrial Operation Fund Loan: Ten Billion Korean Won (KRW 10,000,000,000)
2. Foreign Currency Translated Korean Won Loan Amount
3. Foreign Currency Loan Amount

The Borrower hereby agrees to borrow funds from Korea Development Bank (the “Bank”) within the limit stipulated above and to perform the obligations set forth in the General Terms and Conditions for Bank Credit Transactions and in this Agreement.

Article 1. Determination of Loan Amount

The total amount of the loan issued by the Bank to the Borrower shall be confirmed in accordance with the following standards, having regard to the repayment schedule, receipt and other items upon the final release of loan for each of these types.

1)	Korean Won Loan Amount: The total of all Korean Won amounts paid

2)	Foreign Currency Translated Korean Won Loan Amount: The total of all Korean Won amounts paid which have been translated into foreign currency amounts at the rate of [•] as of the date of payment

3)	Foreign Currency Loan Amount: The total of all foreign currency amounts paid

Article 2. Repayment Conditions

A.	The Borrower shall repay the principal and interest as follows. (Please mark "∨" on the applicable "□")

1)	Principal

□ Repayment by Installment

[•] shall be paid over a period of [•] years and [•] months using the [•] repayment method in accordance with the repayment schedule after a grace period of [•] years and [•] months.

□ Lump-sum Repayment

[The Industrial Operation Fund Loan] shall be repaid using the maturity lump sum repayment method in accordance with the repayment schedule.

2)	Agreed Interest

□à Variable Rate (In application of Article 3(2)(2) of the General Terms and Conditions for Bank Credit Transactions)

a)
The agreed interest in relation to [•] shall be paid to the Bank every [•] for the period commencing one (1) day after the date on which the loan was first issued (or the preceding repayment date) and ending on the repayment date in accordance with the interest calculation method determined by the Bank and applying the rate which adds a spread of [•] to the base rate of [•], determined by the Bank as of each initial interest accrual date to the balance. The spread may be adjusted to reflect the Borrower’s credit rating, etc.

b)
The agreed interest in relation to [the Industrial Operation Fund Loan] shall be paid to the Bank every [one (1)] month for the period commencing one (1) day after the date on which the loan was first issued (or the preceding repayment date) and ending on the repayment date in accordance with the interest calculation method determined by the Bank and applying the base rate ([CD 3 months]) as of the date on which the Bank issued the loan (or the applicable rate change date) and an additional spread of [2.18%] p.a. to the balance of the loan. In this connection, the base rate shall be adjusted every [three (3) months] following the release of the loan and may be adjusted by the Bank in a manner it has determined and the spread may be adjusted to reflect the Borrower’s credit rating, etc.

□ Fixed Rate (In application of Article 3(2)(1) of the General Terms and Conditions for Bank Credit Transactions)

a)
The agreed interest in relation to [•] shall be paid to the Bank every [•] for the period commencing one (1) day after the date on which the loan was first issued (or the preceding repayment date) and ending on the repayment date in accordance with the interest calculation method determined by the Bank and applying to the balance the rate which adds a spread of [•] to the base rate of [•] as of the date on which the loan was first issued.

b)
The agreed interest in relation to [•] shall be paid to the Bank every [•] for the period commencing one (1) day after the date on which the loan was first issued (or the preceding repayment date) and ending on the repayment date in accordance with the interest calculation method determined by the Bank and applying the rate of [•] to the balance.

c)
The agreed interest in relation to [•] shall be paid to the Bank every [•] for the period commencing on the date on which the loan was first issued (or the preceding repayment date) and ending one (1) day prior to the repayment date in accordance with the interest calculation method determined by the Bank and applying the rate of [•] to the balance.

d)
The agreed interest in relation to [•] shall be paid to the Bank by applying the rate of [•] in accordance with the interest calculation method determined by the Bank: to the balance for the period commencing on the date on which the loan was first issued (or one (1) day after the preceding repayment date) to the repayment date in respect of the grace period; and to the balance for the period commencing on the date on which the loan was first issued (or one (1) day after the preceding repayment date) and ending one (1) day prior to the repayment date in respect of the principal repayment period.

B.	Notification of Determined Repayment Schedule

The repayment schedule in respect of the loan under this Agreement shall be notified to the Borrower, guarantor, joint borrower and security provider once it is confirmed at the time the loan is finally issued in accordance with Article 1 (Determination of Loan Amount).

C.	Late Payment Penalty

In the event that the performance of an obligation in connection with this transaction has been delayed, a late payment penalty which amount shall be calculated by applying the rate outlined in the following paragraphs to the amount which is immediately due to the number of days in arrears calculated by using the calculation method determined by the Bank, shall be paid.

1)
The late payment penalty rate in these paragraphs shall apply in addition to the agreed interest rate and the late payment penalty rate; late payment penalty rate to be applied shall be classified as follows and shall be dependent on the late payment period (Incremental Method). In this case, the maximum late payment penalty rate shall be (15)% p.a.

•	Overdue period is shorter than one (1) month: (3)% p.a.

•	Overdue period is one (1) month or more but shorter than three (3) months: (5)% p.a.

•	Overdue period is three (3) months or more: (7)% p.a.

2)
Where an application has been made for bankruptcy or rehabilitation in respect of the Borrower or a decision has been made to hold an auction or public sale of any collateral assets provided by the Borrower, the maximum late payment penalty rate shall apply from the date on which default occurred.

D.
Calculation of interest, commitment fees or late payment penalties pursuant to this Agreement shall utilize a 365-day year (366 days in a leap year) and be calculated on a daily basis. A 360-day year shall apply to foreign currency loans.

Article 3. Repayment Currency and Applicable Rate

The currency and applicable exchange rate at the time of payment of principal, interest, commitment fee and late payment penalty relating to Foreign Currency Translated Korean Won Loan Amount and foreign currency loans shall be determined as follows.

A.
The principal, interest, commitment fee and late payment penalty relating to Foreign Currency Translated Korean Won Loan Amount shall be based on the foreign currency amount and shall be translated into its Korean Won equivalent using the [•] rate which has been first announced by the Bank as of the date of payment. However, repayment may occur in a foreign currency where the Bank makes a determination therefor.

B.
The principal, interest, commitment fee and late payment penalty relating to Foreign Currency Loan Amount shall be paid in the loan currency or the Korean Won equivalent thereof. Where the repayment occurs in Korean Won, the [•] rate at the time the loan currency is paid shall apply and where the repayment occurs in the loan currency, the alternative amount shall be paid as determined by the Bank.

C.
In the event that it is not possible to verify the foreign exchange rate on the date of payment of principal, interest, commitment fee or late payment penalty, the payment shall occur at a tentative foreign exchange rate as determined by the Bank and the Bank shall subsequently confirm the foreign exchange rate and make a settlement for the difference.

Article 4. Repayment before Maturity or End of Term

A.
The Borrower may repay the principal amount prior to the maturity date under the repayment schedule or repay the loan amount, whether in whole or in part, before the end of the term; and shall follow the Bank’s determination regarding the payment of interest in respect of the principal and unpaid balances.

B.	In the event that the Borrower repays the loan amount prior to the end of term, the following early repayment fees shall be paid to the Bank in accordance with the calculation method set out below.

1)	Early repayment fees shall be dependent on the number of days remaining and shall be applied as follows.

Early Repayment Fee = Early Repayment Principal × fee rate (1.5%) × (Loan Days Remaining/Loan Term)

2)	Definitions

a)
Early Repayment Principal: The loan amount being repaid prior to the stipulated date and in the case of installment repayment loans, includes the loan amount being repaid prior to the stipulated installment repayment date.

b)
Loan Days Remaining: The number of days for the period commencing one (1) day after the early repayment date and ending on the repayment date; and in the case of an installment repayment loan, it shall be calculated in respect of each repayment amount; and where the Loan Term is three (3) years or greater (five (5) years for facility), the repayment date in respect of the relevant account shall be three (3) years after from the initial date of marking inclusive of any extension period (or five (5) years for facility).

c)
Loan Term: The number of days from the date of marking to the repayment date. However, where the Loan Term, inclusive of any extension period is three (3) years or greater (five (5) years for facility), it shall be treated as three (3) years (five (5) years for facility).

d)	Details regarding fee rates, etc. shall be announced on the website of Korea Development Bank (www.kdb.co.kr).

3)	Exemption of Early Repayment Fees

Early repayment fees may be exempted in whole or in part where early repayment is required under law, government policy or due to other reasons determined by the Bank.

Article 5. Commitment Fees

A.	The Borrower shall pay certain commitment fees as determined by the Bank where the loan is withdrawn following the lapse of the following periods from the date of the loan agreement.

B.
The commitment fee shall be imposed, using the following fee rates, in respect of the unwithdrawn balance for the period commencing one (1) day after the date stipulated in paragraph 1 and ending one (1) day prior to the date on which a withdrawal is made; and shall be paid on each withdrawal date or every three (3) months.

1)	Korean Won Loan

a)	Over six (6) months but under one (1) year from the agreed date of the loan: (0.1)% p.a.

b)	Over one (1) year from the agreed date of the loan: (0.15)% p.a.

2)	Foreign Currency Loan

a)	Over [•] months but under [•] months from the agreed date of the loan: [•]% p.a.

b)	Over [•] months but under [•] months from the agreed date of the loan: [•]% p.a.

c)	Over [•] years from the agreed date of the loan: [•]% p.a.

C.	Where the payment of commitment fees is defaulted, a late payment penalty shall be paid in adherence to paragraph 3 of Article 2 (Repayment Conditions).

Article 6. Receipts

Where a loan payment is issued, the Borrower shall submit a receipt in relation thereto. However, instances where loan payment is deposited into a savings account held in the Borrower’s name shall be excluded.

Article 7. Deposit of Managed Funds, Claims and Restrictions

A.
Where the Bank believes it necessary for the purpose of managing the funds, the Borrower shall, deposit the loan received into a managed funds account of the Bank and make claims for its release by following the method determined by the Bank.

B.	The Borrower shall not assign or provide as collateral to third parties the managed funds deposited in accordance with paragraph 1.

Article 8. Repayment by Third Party; Subrogation

A.	If a third party wishes to become subrogated to the repayment obligation in the Borrower’s position in respect of the whole or part of the loan, the Borrower shall receive the Bank’s consent.

B.
Interested persons such as guarantor, joint borrower, etc. shall not exercise any rights over subrogation related to repayment, etc. that it has obtained from the Bank without the consent of the Bank while the transaction between the Borrower and the Bank is ongoing; and even where such rights are exercised with the Bank at the same time, the interested parties shall be repaid after the liability owed to the Bank has been extinguished in its entirety.

Article 9. Cancellation of Loan Agreement, etc.

Where an event occurs which gives rise to a repayment obligation prior to the maturity date for the Borrower as defined in Article 7 of the General Terms and Conditions for Bank Credit Transactions, or where the loan fails to be drawn within the timeframe stipulated by the Bank due to a cause attributable to the Borrower, the Bank may cancel the Loan Agreement, in whole or in part, and may suspend the drawdown of the loan or managed funds.

Article 10. Guarantee

The guarantor who has affixed his signature to this Agreement hereby agrees to each provision of the Bank’s General Terms and Conditions for Bank Credit Transactions and this Agreement and shall be liable for the loan jointly with the Borrower, and shall adhere to the following paragraphs for the performance thereof.

1)	The scope of the guarantee shall include the principal, interest, late payment penalty and all other associated liabilities but shall be limited to KRW [•].

2)	The guarantor shall not raise any objections to the Bank changing to, or lifting of, a different collateral or guarantee based on the Bank’s judgment that a significant risk exists in the preservation of the loan.

3)	Any separate guarantee in transactions between the Borrower and the Bank shall not affect this guarantee agreement.

4)
The terms and conditions of the Bank’s General Terms and Conditions for Bank Credit Transactions shall also apply to the Bank’s relationship with the guarantor unless they are inconsistent with the nature of the guarantee.

Article 11. Provisions on Foreign Currency Loan

A.	Accumulation of Borrower Cost

The Borrower shall deposit the foreign currency amount required for the proposed business with the Bank as designated by the Bank, less any amount of loan approved.

B.	Costs from Default

The Borrower shall bear the cost of damages and other expenses which a relevant institution seeks from the Bank as a result of the Borrower’s default and shall not object to the Bank’s exercise of rights in a manner identical to that applicable to the obligations in this Agreement.

C.	Damages

1)
The Borrower shall not object to the Bank or the person it designates from exercising the Borrower’s right to seek damages in respect of insufficient quantity, damage or different specifications arising from a supplier’s negligence concerning the item(s) introduced.

2)
Where the Borrower has collected damages or the Bank has collected damages pursuant to paragraph 1, the Korean Won equivalent of such amount shall be placed in a managed funds account in the name of the Borrower.

Article 12. Stamp Duty Liability

A.	Stamp duty payable in respect of the drafting of this Agreement shall be borne 50% each by the Borrower and the Bank.

B.
In the event that the Bank has paid the stamp duty payable by the Borrower under paragraph 1, the Borrower shall promptly repay the same in accordance Article 4(2) of the General Terms and Conditions for Bank Credit Transactions.

Article 13. Special Conditions

A.
Where the Bank determines that the Borrower’s credit status has worsened and therefore could affect the preservation of the loan and the Bank requests that the Borrower take necessary measures for an improvement thereto, the Borrower shall follow such request without delay and in the event of a breach thereof, the Borrower shall be obliged to immediately repay all liabilities less all benefit of time of the Bank, upon the request of the Bank.

B.	Where the repayment date of the principal and interest is a non-banking day, the repayment date shall be on the following banking day.

C.
The benefit of time of all credit provided shall be lost and the credit issued shall be immediately returned, if the “Table of Loan Expenditure Details” has not been provided within three (3) months of the loan handling date, or where it is acknowledged that the loan has been put towards uses other than those declared at the time the application was filed therefor and a sound relationship cannot be maintained. In addition, if a non-declared use is found to have occurred, on the first occasion, the Borrower shall be subjected to restrictions on new borrowings for one (1) year thereafter and on the second occasion, the Borrower shall be subject to restrictions on new borrowings for five (5) years from the date of repayment of the relevant loan. The Borrower shall bring no objections to becoming registered as information subject to credit management upon confirmation of the second non-declared use.

[Date]

Borrower Name                                     (seal)
Address

Guarantor Name                                     (seal)
Address

Seal confirmation

To: Korea Development Bank

I hereby confirm that I have received the General Terms and Conditions for Bank Credit Transactions and a copy of this Agreement, and have been sufficiently informed of and understand the main contents thereof.

The Guarantor hereby confirms that he has been informed of and understands the Borrower’s liability status, overdue payments status and information subject to credit management, etc.
Borrower	(seal)
Guarantor	(seal)